EXHIBIT 10.4

List of Holders

Purchaser	Subscription Amount
Thomas Staz Revocable Trust	$65,000
Harold Wrobel	$130,000
Ronald T. Bevans, Jr.	$65,000
Alpine Partners (BVI) LP	$500,000

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